Exhibit 99.1

Press Release

Sierra Income Corporation Announces Joint Venture

NEW YORK, NY, March 30, 2015 – Sierra Income Corporation (“Sierra”, or the “Company”) today announced that it has formed a joint venture with a premier U.S. provider of property and casualty insurance (“JV Partner”), creating Sierra Senior Loan Strategy JV I LLC (“SIC SLS JV”). The joint venture is expected to invest primarily in middle market and other corporate debt securities, a natural extension of Sierra’s leading origination and underwriting franchise.

Sierra and the JV Partner have committed to provide an aggregate of $100 million of equity to the joint venture, with Sierra providing $87.5 million and the JV Partner providing $12.5 million. In addition, SIC SLS JV is in discussions with third party financing providers to provide the joint venture with a credit facility. Sierra and the JV Partner anticipate beginning to fund the joint venture with new investments in May 2015.

“We are pleased to build this strategic partnership with a leader in the U.S. insurance industry with deep expertise in credit investing,” said Seth Taube, Sierra’s Chief Executive Officer and Chairman of the Board of Directors. “We expect that this joint venture will be additive to Sierra’s return on equity as well as net investment income per share.”

About Sierra Income Corporation

Sierra is a non-traded business development company that invests primarily in first lien senior secured debt, second lien secured debt and, to a lesser extent, subordinated debt of middle market companies in a broad range of industries with annual revenue between $50 million and $1 billion. Sierra’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. Sierra is externally managed by SIC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. For additional information, please visit Sierra Income Corporation at www.sierraincomecorp.com.

About SIC Advisors LLC

SIC Advisors LLC is a subsidiary of Medley Management Inc. (NYSE: MDLY, “Medley”). Medley is an asset management firm offering yield solutions to retail and institutional investors. Medley’s national direct origination franchise, with over 80 people, is a premier provider of capital to the middle market in the U.S. As of September 30, 2014, Medley has in excess of $3.6 billion of investable capital in business development companies, Medley Capital Corporation (NYSE: MCC) and Sierra Income Corporation, and private investment vehicles. Over the past 12 years, Medley has have invested in excess of $5.1 billion to help over 280 companies grow across 35 industries in North America. For additional information, please visit Medley Management Inc. at www.mdly.com.

Press Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Sierra believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Sierra undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in Sierra’s expectations.

Media Contact:

Samuel Anderson

212-759-0777